Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-92997 on Form S-8 of Prosperity Bancshares, Inc. of our report dated June 29, 2010 relating to our audit of the financial statements of Prosperity Bancshares, Inc. 401(K) Profit Sharing Plan as of December 31, 2009, appearing in this Annual Report on Form 11-K.

/s/ Briggs & Veselka Co.

Bellaire, Texas

June 28, 2011